UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2007

ANDREW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-14617	36-2092797
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Westbrook Corporate Center, Suite 900, Westchester, IL 60154

(Address, including zip code, of principal executive offices)

(708) 236-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As of July 13, 2007, Andrew Corporation entered into a Second Amendment to Credit Agreement (the “Second Amendment) with certain financial institutions named in the Second Amendment and Bank of America, National Association, as Administrative Agent, for the Lenders and as L/C Issuer. The Second Amendment amends in certain respects Andrew’s Credit Agreement dated as of September 29, 2005, which was filed as Exhibit 99.2 to Andrew’s Form 8-K filed on October 5, 2005, as amended by a First Amendment to Credit Agreement dated as of June 16, 2006, which was filed as Exhibit 10.1 to Andrew’s Form 8-K filed on June 20, 2006 (collectively, the “Credit Agreement”). The Second Amendment amended the Credit Agreement such that any agreement entered into by Andrew and CommScope, Inc. (“CommScope”) in furtherance of the proposed merger between them announced on June 27, 2007 (the “CommScope Merger Transaction”) would not be taken into account for purposes of determining if a change of control of Andrew had occurred until the earlier to occur of the date of the consummation of the CommScope Merger Transaction and March 31, 2008 (unless the agreements concerning the CommScope Merger Transaction have been previously terminated).

In addition, the Administrative Agent and Lenders also waived any event of default under the Credit Facility occurring due to a change of control of Andrew resulting from any agreement entered into between Andrew and CommScope in furtherance of the CommScope Merger Transaction until the earlier to occur of the date of the consummation of the CommScope Merger Transaction and March 31, 2008 (unless the agreements concerning the CommScope Merger Transaction have been previously terminated).

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Exhibit Description
10.1	Second Amendment to Credit Agreement dated July 13, 2007 among Andrew Corporation, the Designated Subsidiaries of Andrew Corporation, certain financial institutions named therein and Bank of America, National Association, as Administrative Agent, for the Lenders and as L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREW CORPORATION

	By:	/s/ Marty R. Kittrell
	Name:	Marty R. Kittrell
	Title:	Executive Vice President and Chief Financial Officer

Dated: July 18, 2007